Exhibit 10.1

LENNAR CORPORATION

2018 TARGET BONUS OPPORTUNITY

SR. CORPORATE MANAGEMENT ASSOCIATES

NAME	DEPARTMENT	ASSOCIATE ID#	TARGET AWARD OPPORTUNITY [1]
Mark Sustana	Legal	163237	100% of base salary

The following are measured to determine % of target paid out:

PERFORMANCE CRITERIA (see definitions section for more detail)	PERCENT OF TARGET AWARD	PERFORMANCE LEVELS/ TARGET BONUS OPPORTUNITY
		THRESHOLD	% OF TARGET
Individual Performance — Based on annual Performance Appraisal review determined at the end of the fiscal year by current supervisor.	60%	Good Very Good Excellent	20% 40% 60%

Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation — As determined by the Corporate Governance Committee	40%	Good Very Good Excellent	10% 25% 40%

TOTAL [1]	100%

UPSIDE POTENTIAL:

Based on Achievement of Outperformance Goals	Up to +80%

- Exceeding Business Plan Profitability [2]

- Successful CAA Integration & maximizing synergies

- Tightly Managing Legal Expenses

- Successful Resolution of Large Legal Cases

- Other Strategic Transactions

[1] The 2018 Target Bonus Opportunity is intended to encourage superior performance and achievement of the Company’s strategic business objectives. The bonus (if any) awarded under this plan may be adjusted downward at the sole discretion of the Compensation Committee of the Board of Directors, based on its assessment of the quantitative and qualitative performance of the associate. Factors that may cause an adjustment include, but are not limited to, a comparison of the associate’s performance to others in the program, economic or market considerations, etc.

[2] Per our 2016 Incentive Compensation Plan (the “Plan”), Pretax income shall take into account and adjust for goodwill charges, losses or expenses on early retirement of debt, impairment charges, and acquisition costs related to the purchase or merger of a public company, in accordance with the Plan. Pretax Income is calculated as Net Earnings attributable to Lennar plus/minus income tax expense/benefit.

PAYMENTS

•	The payment of any bonus shall be made no later than April 15th of the year following the fiscal year to which the bonus calculation applies, or if such day is not a business day, the next business day.

•	100% of the bonus payment is contingent on the recipient being employed with the Company on the applicable payment date. No bonus will be earned or paid unless the participant remains employed in good standing through such date.

My participation in this 2018 Target Bonus Opportunity program shall not entitle me to remain in the employ of the Company. My employment is at-will. The Target Bonus Opportunity will be adjusted annually to be in alignment with Company goals.

This document constitutes the entire agreement between the Company and me with respect to my bonus compensation and other matters stated herein; and supersedes and replaces all other agreements and negotiations, whether written or oral, pertaining to my bonus compensation or any other matter stated herein. This document may not be amended unless done so in writing and signed by all signatories to this document.

I affirm that the Alternative Dispute Resolution Policy set forth in Section 1.8 of the Associate Reference Guide shall apply to and govern all disputes 1) under this Target Bonus Opportunity and 2) related to my employment.

I also understand and agree that for twelve (12) months following termination of my employment with Lennar, I will not, directly or indirectly, employ or offer employment to any Lennar Associate or solicit, recruit, influence or encourage any Lennar Associate to terminate his or her employment with Lennar. Lennar Associate shall mean any person who is, or who during the three (3) month period prior to such time had been, an employee of Lennar.

The Company and Associate acknowledge and agree that bonuses are not automatic, but are awarded for excellent individual performance, not just excellent market conditions. Therefore, the Compensation Committee of the Board of Directors may reduce any bonus amount at its sole discretion under any circumstance, and all such decisions will be final and binding. Receiving bonus compensation under this agreement does not indicate or suggest that I will receive, or will be entitled to, any additional bonus compensation at any time.

Signature: /s/ Mark Sustana

Date: 1-16-2018	/s/ Stuart Miller	/s/ Bruce Gross

	Stuart Miller Chief Executive Officer Lennar Corporation	Bruce Gross Vice President & Chief Financial Officer Lennar Corporation